Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Shell Company Report on Form 20-F of NaaS Technology Inc. of our report dated May 30, 2022 relating to the combined financial statements and schedules of Dada Auto Inc. as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, which appears in such Shell Company Report on Form 20-F.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Certified Public Accountants

Hong Kong, June 16, 2022